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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
September 30, 1999


              Anker Coal Moves Forward with Proposed Restructuring


      Morgantown, WV -- Anker Coal Group, Inc. (the "Company") announced today that it has provided to a limited number of qualified holders a proposal to restructure its 9-3/4% Senior Notes due 2007 ("old notes") and to raise additional capital from one of the noteholders, Rothschild Recovery Fund, L.P. The Company also announced that it does not intend to make the October 1, 1999 interest payment on the old notes until after completion of the private restructuring and capital raising transactions and currently does not have sufficient funds to make that payment.

      Under the proposal, qualified noteholders would receive $800 principal amount of 14-1/4% new secured notes for each $1,000 principal amount of old notes exchanged. In addition, each exchanging noteholder will receive warrants to purchase its pro rata share of 20% of the Company's fully diluted common stock at a nominal exercise price. The proposed exchange ratio includes $743 principal amount of new secured notes in exchange for each $1,000 principal amount of old notes and $57.00 principal amount of new secured notes in lieu of the $48.75 cash interest payment due October 1, 1999 on the exchanging old notes. The interest payment due April 1, 2000 on the new secured notes would be paid in kind by issuing $71.25 principal amount of new secured notes on each $1,000 principal amount of new secured notes on that date. After April 1, 2000, interest on the new secured notes would be payable in cash. Holders of old notes included in the private exchange would be required to consent to amendments to the indenture governing the old notes that would, among other things, modify or eliminate certain covenants.

      In connection with the proposed private exchange, the Company also is proposing to issue $6 million principal amount of new secured notes to a shareholder of the Company controlled by the estate of John J. Faltis, former Chairman and Chief Executive Officer of the Company, in exchange for cancellation of that shareholder's stock in the Company and its rights to require the Company to buy that stock for approximately $10.5 million.

      The Company also proposes to issue to Rothschild for approximately $11.2 million in cash in a private placement simultaneously with the private exchange approximately $13.2 million principal amount of new secured notes and warrants to purchase 10% of the Company's common stock on a fully diluted basis at a nominal exercise price. Rothschild has further agreed to provide the Company up to $6.3 million of additional cash to fund a portion of the October 1, 2000 interest payment on the new secured notes by purchasing on October 1, 2000 additional new secured notes at a price equal to 95% of their then-current market value. Rothschild's commitment to purchase the additional notes in October 2000 is subject to conditions, including the absence of a
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material adverse change or material liens on the collateral securing the new secured notes arising after the closing of the private restructuring transactions.

      The proposed restructuring transactions are subject to a number of conditions, including (1) participation in the private exchange by holders of at least 90% in aggregate principal amount of the old notes and consent by such holders to amend the indenture for the old notes, (2) closing of the exchange with the shareholder as described above, (3) purchase by Rothschild of the new secured notes and warrants for approximately $11.2 million, (4) completion of an inter-creditor agreement between the Company's senior secured lenders and the collateral agent for the new secured notes, which is still under negotiation, and (5) consent to the transactions and waiver of certain defaults in the Company's senior secured credit agreement by the Company's senior secured lenders. Rothschild, which holds approximately 33% of the old notes, has advised the Company that it intends to exchange its old notes in the private exchange and to purchase the new secured notes and warrants for approximately $11.2 million in cash as described above. The Company cannot give any assurance that the proposed restructuring transactions will be completed.

      The Company has provided its restructuring proposal to a limited number of qualified holders previously identified by the Company. No other holders will be permitted to participate in the private exchange. The Company currently intends to offer the other holders of old notes the opportunity to exchange their old notes for new secured notes after completion of the private restructuring transactions, although the Company is not obligated to do so and can give no assurance that it will ultimately decide to conduct a subsequent public exchange offer. In addition, the Company may be prohibited from proceeding with a public exchange if the collateral securing the new secured notes becomes subject to material liens arising after the closing date of the private restructuring transactions that the Company is unable to remove. If the Company proceeds with a public exchange offer, it would be made pursuant to either a registered exchange or an exchange that is exempt from the registration requirements of the Securities Act. The Company currently contemplates that, if it determines to conduct the public exchange, it will offer $743 principal amount of new secured notes bearing interest from October 1, 1999 to holders of each $1,000 principal amount of old notes. Warrants or other equity will not be included in any public exchange.

      The securities to be issued in the private restructuring and capital raising transactions as described above have not and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This press release is not and shall not be deemed to constitute an offer to sell or the solicitation of an offer to buy any security.

      In connection with the private restructuring proposal, the Company has provided financial projections to certain holders of old notes eligible to participate in the private exchange. A copy of these projections and the related assumptions and risks will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.


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      This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including the Company's ability to implement its business plan, the availability of liquidity and capital resources, the ability to achieve anticipated cost savings, securing new mining permits, unforeseen adverse geologic conditions, successful completion of the planned restructuring and receipt of additional capital, and other factors identified in the Company's filings with the SEC. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the control of the Company.

      Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

      Contact Bruce Sparks, President, Anker Coal Group, Inc. at (304)
594-1616.


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